Exhibit 10.70

REALOGY CORPORATION

PHANTOM VALUE PLAN

This phantom value plan (the “Plan”) is intended to provide certain designated members of the management team of Realogy Corporation (the “Company”) with an incentive to remain in the service of the Company and to increase their interest in the success of the Company and to receive compensation based upon the Company’s success. Various examples describing the intended operation of Incentive Awards are set forth in Appendix A annexed hereto and deemed a part hereof.

1.	DEFINITIONS

For purposes of the Plan, the following terms shall have the meanings set forth below:

(a)	“2007 Plan” means the Domus Holdings Corp. 2007 Stock Incentive Plan (or any successor thereto).

(b)	“Additional Amount” shall have the meaning set forth in Section 6(a)(1) of the Plan.

(c)	“Additional Amount Cash” shall have the meaning set forth in Section 6(a)(1) of the Plan.

(d)	“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(e)	“Affiliate Holders” means holders of the Notes who are Affiliates of Apollo Global Management, LLC.

(f)	“Award Amount” shall have the meaning set forth in Section 4(a) of the Plan.

(g)	“Award Payment Date” shall have the meaning set forth in Section 4(d) of the Plan.

(h)	“Board” shall have the meaning set forth in Section 2(a) of the Plan.

(i)	“Cash Payment Date” shall have the meaning set forth in Section 4(d) of the Plan.

(j)	“Cash Payment Event” shall have the meaning set forth in Section 4(d) of the Plan.

(k)	“Change of Control” shall have the meaning given to such term under Section 409A of the Code.

(l)	“Code” means the Internal Revenue Code of 1986, as amended.

(m)	“Committee” shall have the meaning set forth in Section 2(a) of the Plan.

(n)	“First Grant” shall have the meaning set forth in Section 4(b) of the Plan.

(o)	“Holdings” means Domus Holdings Corp., a Delaware corporation.

(p)	“Holdings Committee” shall have the meaning set forth in Section 6(a)(2) of the Plan.

(q)	“Incentive Award” means the Series A Convertible Notes Incentive Award, the Series B Convertible Notes Incentive Award and/or the Series C Convertible Notes Incentive Award.

(r)	“Incentive Award Agreement” means any writing setting forth the terms of an Incentive Award that has been duly authorized and approved by the Committee.

(s)	“Initial Valuation Event” shall have the meaning set forth in Section 4(c) of the Plan.

(t)	“Initial Valuation Event Threshold” shall have the meaning set forth in Section 4(c) of the Plan.

(u)	“Interest Payment Date” means each April 15 and October 15 starting in the year 2011.

(v)	“Notes” means the Series A Convertible Notes, the Series B Convertible Notes and the Series C Convertible Notes.

(w)	“Participant” shall have the meaning set forth in Section 3 of the Plan.

(x)	“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(y)	“Prior Transaction” shall have the meaning set forth in Section 4(c) of the Plan.

(z)

“Qualified Public Offering” means the closing of the first underwritten public offering of shares of common stock of the Company or any indirect or direct parent of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended (other than (A) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, (B) a registration incidental to an issuance of securities under Rule 144A, (C) a registration on Form S–4 or any successor form or (D) a registration on Form S–8 or any successor form).

(aa)	“Series A Convertible Notes” means the Company’s 11.00% Series A Convertible Notes due 2018.

(bb)	“Series A Convertible Notes Incentive Awards” means an award that corresponds to the Series A Convertible Notes.

(cc)	“Series B Convertible Notes” means the Company’s 11.00% Series B Convertible Notes due 2018.

(dd)	“Series B Convertible Notes Incentive Awards” means an award that corresponds to the Series B Convertible Notes.

(ee)	“Series C Convertible Notes” means the Company’s 11.00% Series C Convertible Notes due 2018.

(ff)	“Series C Convertible Notes Incentive Awards” means an award that corresponds to the Series C Convertible Notes.

(gg)	“Shares” shall mean shares of Class A common stock of Holdings, par value $0.01 per share.

(hh)	“Similar Consideration” shall have the meaning set forth in Section 5(d) of the Plan.

(ii)	“Stock Option” shall have the meaning set forth in Section 6(a)(2) of the Plan.

(jj)	“Subsequent Valuation Event” means each Valuation Event occurring after the Initial Valuation Event.

(kk)	“Subsidiary” means any corporation or other entity of which the Company owns securities or interests having a majority, directly or indirectly, of the ordinary voting power in electing the board of directors, managers, general partners or similar governing Persons thereof.

(ll)	“Term” shall have the meaning set forth in Section 4(b) of the Plan.

(mm)	“Valuation Event” shall have the meaning set forth in Section 4(c) of the Plan.

2.	ADMINISTRATION

(a)	The Plan shall be administered by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”). The term “Committee” shall, for all purposes of the Plan, be deemed to refer to the Board if the Board is administering the Plan.

(b)	The Committee shall adopt such rules and regulations as it shall deem appropriate concerning the holding of meetings and the administration of the Plan. The majority of the Committee shall constitute a quorum and the actions of the majority of the Committee present at a meeting, or actions approved in writing by the majority of the Committee, shall be the actions of the Committee. Except as may otherwise be expressly reserved to the Board as provided herein and, with respect to any Incentive Award, except as may otherwise be provided in the Incentive Award Agreement evidencing such Incentive Award, the Committee shall have all powers with respect to the administration of the Plan, including the authority to:

(i)	determine eligibility and the particular persons who will receive Incentive Awards;

(ii)	grant Incentive Awards to eligible persons, determine the Award Amount, determine the other specific terms and conditions of Incentive Awards consistent with the express limits of the Plan and establish the events of termination or forfeiture of such Incentive Awards;

(iii)	approve the forms of Incentive Award Agreements, which need not be identical either as to type of Incentive Award or among Participants;

(iv)	construe and interpret the provisions of the Plan and any Incentive Award Agreement or other agreement defining the rights and obligations of the Company and Participants under the Plan, make factual determinations with respect to the administration of the Plan, further define the terms used in the Plan, and prescribe, amend and rescind rules and regulations relating to the administration of the Plan;

(v)	cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding Incentive Awards held by Participants, subject to any required consent under Section 14;

(vi)	accelerate or extend the term of any or all outstanding Incentive Awards, subject to any consent required under Section 14; and

(vii)	make all other determinations and take such other action as contemplated by the Plan or as may be necessary or advisable for the administration of the Plan and the effectuation of its purposes.

(c)

All decisions of the Committee shall be made in good faith and shall be conclusive and binding on all Participants in the Plan. In making any determination or in taking or not taking any action under the Plan, the Committee may obtain the advice of experts, including employees of and professional advisors to the Company. The Committee may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company. No director, officer or agent of the Company or any Subsidiary will be liable for any action, omission or decision under the Plan taken, made or omitted in good faith. The provisions of Incentive Awards need not be the same with respect to each Participant.

3.	ELIGIBILITY

The Committee shall, from time to time, select certain employees of the Company to whom awards may be granted, and who will, upon such grant, become participants in the Plan (each, a “Participant”).

4.	INCENTIVE AWARDS

(a)	General. The Committee shall grant each Participant an Incentive Award which shall be granted in three series, the Series A Convertible Notes Incentive Award, the Series B Convertible Notes Incentive Award and the Series C Convertible Notes Incentive Award. Each series of an Incentive Award shall be denominated as a dollar amount (the “Award Amount”).

(b)	Term. The “Term” with respect to a each series of an Incentive Award means the period from the date of the first grant of Incentive Awards to any Participant (the “First Grant”) to the earlier of (i) the tenth anniversary of such date of the First Grant or (ii) the date on which the last payment is made with respect to an Incentive Award pursuant to Section 4(d) below.

(c)	Valuation Event. A “Valuation Event” shall be deemed to occur with respect to a particular series of an Incentive Award each time that (i) all or a portion of the outstanding obligations owed to Affiliate Holders under the series of Notes to which the Incentive Award corresponds is discharged by the Company, whether on the maturity date or otherwise or (ii) the Affiliate Holders sell to a non-affiliated third party all or a portion of the Notes they own of the series to which the Incentive Award corresponds; provided, that a Valuation Event shall not be deemed to occur under the series of Notes to which the Incentive Awards corresponds until such time as transactions described in clauses (i) and (ii) above have been completed with respect to at least $267,638,044 (the “Initial Valuation Event Threshold”) of the aggregate principal amount of all Notes owned by the Affiliate Holders on the date of the First Grant (the “Initial Valuation Event”). In the event that the Initial Valuation Event Threshold is met through more than one transaction, then any of the transactions described in clauses (i) or (ii) above which is completed prior to, and including, the date the Initial Valuation Event Threshold is met (each, a “Prior Transaction”), including, if applicable, any transaction completed prior to, and including, the date the Initial Valuation Event Threshold is met in which the Affiliate Holders receive cash upon the transfer or exchange or in satisfaction of all or a portion of the non-cash consideration received in connection with a Prior Transaction, shall be aggregated and treated as having occurred on the date of, and as forming part of, the Initial Valuation Event for all purposes under the Plan. For the sake of clarity, in no event shall the receipt by the Affiliate Holders of cash interest payments pursuant to the terms of the Notes give rise to a Valuation Event.

(d)

Payment. Subject to Sections 8 and 9, payment in respect of the Incentive Awards will be made on the 15th business day (each such 15th business day, an “Award Payment Date”) following (i) the Initial Valuation Event or a Subsequent Valuation Event, as the case may be, but only if (A) such Valuation Event occurs prior to the tenth anniversary of the date of the First Grant and (B) all or a portion of the consideration paid to Affiliate Holders in connection with such Valuation Event consists of cash and (ii) each date (each a “Cash Payment Date”) which occurs on or after the date of the Initial Valuation Event but prior to the tenth anniversary of the date of the First Grant and on which the Affiliate Holders receive cash upon the transfer or exchange or in satisfaction of (each a “Cash Payment Event”) all or a portion of the non-cash consideration received in connection with such Valuation Event (including in connection with a Prior Transaction).

5.	CALCULATION OF PAYMENTS

(a)	On the Award Payment Date following the Initial Valuation Event, each Participant shall be entitled to receive, with respect to the particular series of Incentive Awards to which the Initial Valuation Event relates, an amount which bears the same ratio to the Award Amount as (i) the aggregate amount of cash received by Affiliate Holders in connection with the Initial Valuation Event in respect of the particular series of Notes bears to (ii) the aggregate principal amount of such series of Notes held by Affiliate Holders on the date of the First Grant.

(b)	On the Award Payment Date following each Subsequent Valuation Event, if any, each Participant shall be entitled to receive, with respect to the particular series of Incentive Awards to which the Subsequent Valuation Event relates, an amount which bears the same ratio to the Award Amount as (i) the aggregate amount of cash received by Affiliate Holders in such Subsequent Valuation Event in respect of the particular series of Notes bears to (ii) the aggregate principal amount of such series of Notes held by Affiliate Holders on the date of the First Grant.

(c)	On each Award Payment Date following a Cash Payment Date, (i) each Participant will be entitled to receive, with respect to the particular series of Incentive Awards to which the Cash Payment Event relates, an amount which bears the same ratio to the Award Amount as (A) the aggregate amount of cash received by Affiliate Holders in the Cash Payment Event in respect of the particular series of Notes bears to (B) the aggregate principal amount of such series of Notes held by Affiliate Holders on the date of the First Grant and (ii) each Participant may also be entitled to receive an Additional Amount pursuant to Section 6 below.

(d)

If the non-cash consideration received by the Affiliate Holders with respect to two or more series of Notes in connection with a Valuation Event shall be of exactly the same type (i.e., shares of common stock, shares of preferred stock of the same series, etc.) (the “Similar Consideration”), then for purposes of determining the amount of cash received in connection with a Cash Payment Event of all or a portion of the Similar Consideration, such amounts shall be allocated between the two or more series of Incentive Awards in such proportions so as to reflect the relative portion of such Similar Consideration received by the Affiliate Holders in satisfaction of its Series A Convertible Notes, its Series B Convertible Notes and its Series C Convertible Notes, as applicable, in connection with the applicable Valuation Event.

6.	ADDITIONAL AMOUNT; GRANT OF STOCK OPTIONS

(a)	(1) Subject to Section 9 below, to the extent the Affiliate Holders shall have received cash as interest or dividends pursuant to the terms of the non-cash consideration received in connection with a Valuation Event or a subsequent Cash Payment Event (the “Additional Amount Cash”), the Company shall deliver to the Participant on the applicable Award Payment Date additional cash in an amount (an “Additional Amount”) which bears the same ratio to the Award Amount as (A) the aggregate amount of Additional Amount Cash received by the Affiliate Holders pursuant to the terms of the non-cash consideration from the date of the applicable Valuation Event or a prior Cash Payment Date, as the case may be, to the applicable Cash Payment Date bears to (B) the aggregate principal amount of such series of Notes held by Affiliate Holders on the date of the First Grant.

(2) Except as set forth on Schedule I, as of each Interest Payment Date on which the Affiliate Holders receive cash interest payments pursuant to the terms of the Notes, the Board of Directors of Holdings or an authorized committee thereof (either such entity, the “Holdings Committee”) shall grant to each Participant listed on attached Schedule I (so long as such Participant is then employed by the Company or an Affiliate thereof) a stock option under the 2007 Plan (the “Stock Option”) with an aggregate value (determined on a Black-Scholes basis in the sole discretion of the Holdings Committee) equal to an amount which bears the same ratio to the aggregate Award Amount in respect of such Participant’s Incentive Award as (A) the aggregate amount of interest payments received by Affiliate Holders on such Interest Payment Date pursuant to the Notes bears to (B) the aggregate principal amount of Notes held by Affiliate Holders on the date of the First Grant; provided, however, that for purposes of determining the number of Stock Options to be granted as of the first Interest Payment Date (April 15, 2011), the foregoing clause (2)(A) shall be calculated based solely on the aggregate amount of interest which has accrued from the issue date of the Notes through the first Interest Payment Date. For the sake of clarity, the Black-Scholes value of each Stock Option grant shall not be determined separately with respect to each series of Notes, but rather shall be determined based on all series of Notes and the aggregate Award Amount. Each Stock Option grant shall have an exercise price equal to the fair market value of a Share on the date of grant of such Stock Option; one-third of each Stock Option grant shall vest on each of the first three anniversaries of the date of grant of such Stock Option so long as the Participant has remained employed the Company or an Affiliate thereof; a vested Stock Option shall not be exercisable until the one-year anniversary of a Qualified Public Offering; each Stock Option grant shall have a term of 7.5 years, subject to the earlier termination in the event of termination of employment; and each Stock Option grant shall be subject to the terms and conditions of the 2007 Plan and shall contain such other customary terms and conditions as may be prescribed by the Holdings Committee.

(b)	With respect to Section 6(a)(1) above, the Additional Amount shall be determined separately with respect to the Series A Convertible Notes Incentive Award, the Series B Convertible Notes Incentive Award and the Series C Convertible Notes Incentive Award and will only be paid to the extent the non-cash consideration pursuant to which such cash payments were received by the Affiliate Holders was received in satisfaction of the Notes to which each series relates. If the non-cash consideration pursuant to which such cash payments were received by the Affiliate Holders was paid to two or more series of Notes, the Additional Amount shall be allocated proportionately in accordance with Section 5(d) above.

7.	QUALIFIED PUBLIC OFFERING

If a Cash Payment Event consists of and occurs in conjunction with or subsequent to a Qualified Public Offering, then prior to the close of business on the tenth (10th) business day immediately preceding the Award Payment Date related to such Cash Payment Event, Participant may elect to receive, in lieu of cash, a number of unrestricted shares of common stock with a fair market value, as determined in good faith by the Committee, equal to the amount due on such Award Payment Date, plus a number of restricted shares of such common stock with a fair market value, as determined in good faith by the Committee, equal to the amount due on such Award Payment Date multiplied by 0.15. The restricted shares of common stock shall vest, based on continued employment, on the first anniversary of such Cash Payment Event.

8.	CHANGE IN CONTROL

Incentive Awards under the Plan shall be subject to acceleration and payment upon a Change of Control, but only if the Affiliate Holders receive consideration in the Change of Control transaction with respect to the Notes then held by such Affiliate Holders or with respect to any non-cash consideration previously received by such Affiliate Holders in respect of such Notes in connection with each Valuation Event; provided, however, that in no event shall a Qualified Public Offering constitute a Change of Control. Payment in connection with a Change of Control shall be made on the 15th business day following the date on which the event that resulted in the Change of Control is consummated and in the same form (and in the same proportion) as such consideration received by Affiliate Holders.

9.	FORFEITURE

Outstanding Incentive Awards under the Plan shall be immediately forfeited and cancelled upon the Participant’s termination of employment with the Company and its Subsidiaries for any reason. In addition, all outstanding Incentive Awards shall be forfeited and cancelled on the tenth anniversary of the date of the First Grant; provided, however, that Participants shall retain their rights to receive payment in respect of any Valuation Event or Cash Payment Event that occurs prior to such tenth anniversary.

10.	EQUITABLE ADJUSTMENTS

The Committee shall adjust the Incentive Awards from time to time as it deems necessary in the event of certain corporate transactions or transactions by the Affiliate Holders, including, but not limited to, certain debt for equity exchanges, certain debt for debt exchanges and an underwritten initial public offering of its, or its direct or indirect parent’s, common equity, in order to preserve (but neither enlarge nor dilute) the underlying incentive opportunity represented by the Incentive Awards.

11.	NONASSIGNABILITY OF INCENTIVE AWARDS

Unless otherwise specifically provided by the Committee in an Incentive Award Agreement, no Incentive Award granted under the Plan shall be assignable or otherwise transferable by the Participant, except by will or by the laws of descent and distribution.

12.	NO RIGHT TO AN INCENTIVE AWARD

Neither the adoption of the Plan nor any action of the Committee shall be deemed to give an employee, director or consultant any right to receive an Incentive Award under the Plan, except as may be evidenced by an Incentive Award Agreement duly executed on behalf of the Company, and then only to the extent of and on the terms and conditions expressly set forth in the Incentive Award Agreement. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Incentive Award.

13.	NO EVIDENCE OF EMPLOYMENT OR SERVICE

Nothing contained in the Plan or in any Incentive Award Agreement shall confer upon any Participant any right with respect to the continuation of his or her employment by or service with the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any such Subsidiary, in their respective sole discretion (subject to the terms of any separate agreement to the contrary), at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

14.	AMENDMENT OF PLAN

The Plan may be modified or amended in any respect by the Committee with the prior approval of the Board. Notwithstanding the foregoing, except as set forth in Section 17, the Plan may not be modified or amended as it pertains to any existing Incentive Award if such modification or amendment would materially impair the rights taken as a whole of the applicable Participant under the Plan without the written consent of such Participant.

15.	WITHHOLDING TAXES

Upon any payment of any Incentive Award, the Company shall have the right at its option and in its sole discretion to (a) require the Participant to pay or provide for payment of the amount of any taxes which the Company or any Subsidiary may be required to withhold with respect to such payment; (b) deduct from any amount payable to the Participant in respect of the Incentive Award the amount of any taxes which the Company or any Subsidiary may be required to withhold with respect to such payment; or (c) effect such withholding through such other method as the Committee may from time to time approve.

16.	GOVERNING LAW

All questions concerning the construction, interpretation and validity of the Plan and the instruments evidencing the Incentive Awards granted hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

17.	SECTION 409A

The intent of the parties is that payments and benefits under this Plan be exempt from or comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Participant shall not be considered to have terminated employment with the Company for purposes of this Plan unless the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier). The Plan and any Incentive Award Agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with, or exemption from, Section 409A of the Code.

Schedule I

Stock Option Participants: Exceptions to Section 6(a)(2) of the Plan1

Richard A. Smith

Anthony E. Hull

Kevin J. Kelleher

Alexander E. Perriello III

Bruce G. Zipf

Donald J. Casey

David J. Weaving

Marilyn Wasser

[1]

Exception to apply only to Richard Smith. For purposes of Section 6(a)(2) of the Plan, the number of Stock Options to be granted to Richard Smith as of each Interest Payment Date shall be 50% of the number of Stock Options otherwise determined under Section 6(a)(2) of the Plan.

APPENDIX A

EXAMPLES

Example A. Assumptions:

•	Principal amount of Notes owned by the Affiliate Holders equals $1 million.

•	Award Amount equals $500.

•	In connection with the Initial Valuation Event, Affiliate Holders receive $450,000 in cash and 450,000 shares of common stock.

•	In connection with a subsequent Cash Payment Event, one-third of the shares of common stock (150,000 shares) is sold for $300,000.

Results for Example A:

•	In connection with the Initial Valuation Event, recipient will receive $225 ($225 bears the same ratio to $500 (45%) as $450,000 bears to $1 million).

•	In connection with the Cash Payment Event, recipient will receive $150 ($150 bears the same ratio to $500 (30%) as $300,000 bears to $1 million).

Example B. Assumptions:

•	Same as Example A, except that in connection with a second Cash Payment Event, an additional one-third of the shares of common stock (150,000 shares) is sold for $300,000.

Results for Example B:

•	In connection with the Initial Valuation Event, recipient will receive $225 (see above).

•	In connection with the first Cash Payment Event, recipient will receive $150 (see above).

•	In connection with the second Cash Payment Event, recipient will receive $150 ($150 bears the same ratio to $500 (30%) as $300,000 bears to $1 million).

Example C. Assumptions:

•	Principal amount of Notes owned by the Affiliate Holders equals $1 million.

•	Award Amount equals $500.

•	In connection with the Initial Valuation Event, Affiliate Holders receive $400,000 in cash in satisfaction of $500,000 in Notes.

•	In connection with a Subsequent Valuation Event, Affiliate Holders receive $450,000 in cash in satisfaction of the remaining $500,000 in Notes.

Results for Example C:

•	In connection with the Initial Valuation Event, recipient will receive $200 ($200 bears the same ratio to $500 (40%) as $400,000 bears to $1 million).

•	In connection with the Subsequent Valuation Event, recipient will receive $225 ($225 bears the same ratio to $500 (45%) as $450,000 bears to $1 million).

•	Recipient will have no right to receive any additional payments since Affiliate Holders no longer hold any Notes.

Example D. Assumptions:

•	Principal amount of Notes owned by the Affiliate Holders equals $1 million.

•	Award Amount equals $500.

•	Affiliate Holders first receive $90,000 in cash in satisfaction of $100,000 (10%) of Notes (the “First Transaction”).

•	Affiliate Holders subsequently receive $130,000 in cash in satisfaction of an additional $150,000 (15%) of Notes (the “Second Transaction”).

Results for Example D:

•	Recipient not entitled to any payment upon completion of First Transaction since Initial Valuation Event Threshold has not been met.

•

Completion of Second Transaction constitutes Initial Valuation Event since, when aggregated with First Transaction, the Initial Valuation Event Threshold has been met. The First Transaction is deemed to have occurred on the date of, and to form part of, the Initial Valuation Event.

•	In connection with Initial Valuation Event, recipient will receive $110 ($110 bears the same ratio to $500 (22%) as ($90,000 + $130,000) bears to $1 million).

Example E. Assumptions:

•	Principal amount of Notes owned by the Affiliate Holders equals $1 million.

•	Award Amount equals $500.

•	Affiliate Holders convert all Notes into 900,000 shares of common stock. Such conversion constitutes an Initial Valuation Event.

•	In connection with a subsequent Cash Payment Event, all of the shares of common stock (900,000 shares) are sold for $1.2 million ($1.33 per share FMV).

Results for Example E:

•	In connection with the conversion/Initial Valuation Event, recipient will not receive a payment because the consideration paid to Affiliate Holders did not consist of cash.

•	In connection with the Cash Payment Event, recipient will receive $600 ($600 bears the same ratio to $500 (120%) as $1.2 million bears to $1 million).

•	If Cash Payment Event occurs after a Qualified Public Offering and in lieu of cash recipient elects to receive stock, recipient would immediately receive 451 shares of unrestricted common stock ($600/$1.33) and 68 restricted shares (451*.15) that vest one year post grant.

Example F. Assumptions:

•	Principal amount of Notes owned by the Affiliate Holders equals $1 million.

•	Award Amount equals $500.

•	Participant is listed on Schedule I.

•	Affiliate Holders receive an aggregate cash interest payment of $50,000 on an Interest Payment Date with respect to the Notes.

Results for Example F:

•

As of the Interest Payment Date, Participant shall be granted a Stock Option with a Black-Scholes value (determined by the Holdings Committee) equal to $25 ($25 bears the same ratio to $500 as $50,000 bears to $1 million).